UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2014

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

_____________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)      On March 17, 2014, the Board of Directors (the “Board”) of Cyclacel Pharmaceuticals, Inc. (the “Company”), at the recommendation of the Company’s Compensation and Organization Development Committee (the “Committee”), approved the renewal of the employment agreements (each, an “Employment Agreement”) of Spiro Rombotis, the President and Chief Executive Officer of the Company, and Paul McBarron, the Executive Vice President-Finance, Chief Financial Officer and Chief Operating Officer of the Company, such renewals to be effective as of January 1, 2014.

The terms of Mr. Rombotis’s Employment Agreement, which were previously disclosed under cover of Current Reports on Form 8-K filed on March 21, 2008, and December 14, 2010, remain unchanged, except: (i) the term has been extended for another three years, through January 1, 2017; and (ii) his base salary has been increased to $530,553.

The terms of Mr. McBarron’s Employment Agreement, which were previously disclosed under cover of Current Reports on Form 8-K filed on April 2, 2008, and December 14, 2010, remain unchanged, except: (i) the term has been extended for another three years, through January 1, 2017; and (ii) his base salary has been increased to £208,859.

Copies of the Employment Agreements will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Item 8.01	Other Events.

On March 17, 2014, the Board of the Company declared a quarterly cash dividend in the amount of $0.15 per share on the Company’s 6% Convertible Exchangeable Preferred Stock (“Preferred Stock”). The cash dividend will be payable on May 1, 2014 to the holders of record of the Preferred Stock as of the close of business on April 18, 2014.

The Board considered numerous factors in determining whether to declare the quarterly dividend, including the requisite financial analysis and determination of a surplus. While the Board will analyze the advisability of the declaration of dividends in future quarters, there is no assurance that future quarterly dividends will be declared.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance, Chief Financial Officer and Chief Operating Officer

Date: March 21, 2014